                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                AMENDMENT NO. 1

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) October 15, 1997

                            WALTER INDUSTRIES, INC.
------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

        DELAWARE                  33-59021                 13-3429953
    (State or other
      jurisdiction              (Commission              (IRS Employer
   of incorporation)            File Number)          Identification No.)

         1500 NORTH DALE MABRY HIGHWAY, TAMPA, FL                  33607
          (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code (813) 871-4811

                                 NOT APPLICABLE
--------------------------------------------------------------------------------

         (Former name or former address, if changed since last report.)

    On October 30, 1997, the Company filed a Current Report on Form 8-K with respect to the acquisition of the stock of Applied Industrial Materials Corporation. At that time it was impracticable to provide the financial statements and pro forma financial information required to be filed therewith relative to the acquired stock, and the Company stated in such Current Report on Form 8-K that it intended to file the required financial statements and pro forma financial information as soon as practicable, but no later than 60 days from the date of that filing. By this amendment to such Current Report on Form 8-K, the Company is amending and restating Item 7 thereof to include the required financial statements and pro forma financial information.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

       (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
       Report of Independent Public Accountants
       Combined Balance Sheets as of September 30, 1997 and 1996
       Combined Statements of Earnings for the Years Ended September 30, 1997, 1996 and 1995
       Combined Statements of Shareholders' Equity for the Years Ended September 30, 1997, 1996 and 1995
       Combined Statements of Cash Flows for the Years Ended September 30, 1997, 1996 and 1995
       Notes to Combined Financial Statements

       (b) PRO FORMA FINANCIAL INFORMATION
       Introduction to Unaudited Pro Forma Condensed Financial Information Pro Forma Condensed Balance Sheet as of August 31, 1997 (Unaudited) Notes to Pro Forma Condensed Balance Sheet as of August 31, 1997 (Unaudited)
       Pro Forma Condensed Statement of Operations for the year ended May 31, 1997 (Unaudited)
       Pro Forma Condensed Statement of Operations for the three months ended August 31,
         1997 (Unaudited)
       Notes to Pro Forma Condensed Statements of Operations (Unaudited)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Date: December 29, 1997

                                WALTER INDUSTRIES, INC.

                                By:  /s/ Dean M. Fjelstul
                                     -----------------------------------------
                                Name: Dean M. Fjelstul
                                Title: Senior Vice President and
                                Principal Financial Officer

                                AIMCOR ENTITIES
                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................           5
Combined Balance Sheets....................................................................................           6
Combined Statements of Earnings............................................................................           7
Combined Statements of Shareholders' Equity................................................................           8
Combined Statements of Cash Flows..........................................................................           9
Notes to Combined Financial Statements.....................................................................          11

                    Report of Independent Public Accountants

To the AIMCOR Entitities:

We have audited the accompanying combined balance sheets of the AIMCOR Entitities (see Note 2) as of September 30, 1997 and 1996, and the related combined statements of earnings, shareholders' equity and cash flows for each of the three years ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the AIMCOR Entities as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Denver, Colorado

December 19, 1997

                                AIMCOR ENTITIES

                            COMBINED BALANCE SHEETS

                       AS OF SEPTEMBER 30, 1997 AND 1996

                             (DOLLARS IN THOUSANDS)

                                           ASSETS
---------------------------------------------------------------------------------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
CURRENT ASSETS:
Cash and cash equivalents....................................................................  $  20,245  $  32,439
Accounts receivable, net of allowance for
  doubtful accounts of $897 and $865.........................................................     47,149     43,779
Inventories..................................................................................     76,536     68,633
Prepaid expenses.............................................................................      1,569      1,170
                                                                                               ---------  ---------
                                                                                                 145,499    146,021
NOTES RECEIVABLE FROM:
Selling Shareholders.........................................................................      9,164      9,164
Interest receivable on notes.................................................................        988      1,001
Other........................................................................................        161         17
                                                                                               ---------  ---------
                                                                                                  10,313     10,182

PROPERTY, PLANT AND EQUIPMENT................................................................    105,092    102,619
Less- accumulated depreciation, depletion and amortization...................................    (62,901)   (59,535)
                                                                                               ---------  ---------
                                                                                                  42,191     43,084
OTHER ASSETS
Net of accumulated amortization
  of $169 and $74............................................................................      7,408      3,782
                                                                                               ---------  ---------
                                                                                               $ 205,411  $ 203,069
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                       LIABILITIES AND
                                    SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
CURRENT LIABILITIES:
Accounts payable--trade......................................................................  $  44,912  $  50,312
Accrued liabilities..........................................................................     12,699     17,229
Shareholder notes payable....................................................................     --          2,145
Short term bank credits......................................................................        129        594
Current portion of industrial revenue bonds..................................................        850        850
                                                                                               ---------  ---------
                                                                                                  58,590     71,130
LONG-TERM LIABILITIES:
Long-term debt...............................................................................     46,990     45,000
Industrial revenue bonds.....................................................................      2,550      3,400
Other noncurrent liabilities.................................................................      4,707      6,142
                                                                                               ---------  ---------
                                                                                                  54,247     54,542

MINORITY INTEREST............................................................................      1,573      1,148

SHAREHOLDERS' EQUITY:
Preferred stock, no par value per share,
  91,023 shares authorized and issued........................................................        904        904
Common stock, $0.01 par value per share,
  11,000 shares authorized, 9,781 issued.....................................................        286        286
Additional paid-in capital...................................................................      2,786      2,786
Retained earnings............................................................................     90,189     75,152
Treasury stock, at cost......................................................................     (2,639)    (2,639)
Notes receivable from shareholders for
  purchase of common stock...................................................................        (84)      (406)
Cumulative translation adjustments...........................................................       (441)       166
                                                                                               ---------  ---------
                                                                                                  91,001     76,249
                                                                                               ---------  ---------
                                                                                               $ 205,411  $ 203,069
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                                AIMCOR ENTITIES

                        COMBINED STATEMENTS OF EARNINGS
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
NET SALES....................................................................  $  443,783  $  463,325  $  390,377

COST OF GOODS SOLD...........................................................     368,789     384,088     329,197
                                                                               ----------  ----------  ----------
  Gross Profit...............................................................      74,994      79,237      61,180

SELLING AND ADMINISTRATIVE EXPENSES..........................................      29,781      35,377      28,619
                                                                               ----------  ----------  ----------
  Earnings from operations...................................................      45,213      43,860      32,561

OTHER INCOME (EXPENSE):
  Interest expense...........................................................      (4,048)     (3,561)     (3,608)
  Interest income............................................................       1,178       1,754       2,917
  Gain (Loss) associated with AIMCOR Formed Products Production
    Corporation..............................................................       5,136        (669)    (24,144)
  Miscellaneous, net.........................................................       2,145        (130)        (32)
                                                                               ----------  ----------  ----------
  Earnings before provision for income taxes.................................      49,624      41,254       7,694

PROVISION FOR INCOME TAXES...................................................       1,887       1,127       1,550
                                                                               ----------  ----------  ----------
NET EARNINGS.................................................................  $   47,737  $   40,127  $    6,144
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The accompanying notes are an integral part of these combined financial statements.

                                AIMCOR ENTITIES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                          PREFERRED STOCK             COMMON STOCK        ADDITIONAL                     TREASURY STOCK
                      ------------------------  ------------------------    PAID-IN     RETAINED    ------------------------
                        SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL     EARNINGS      SHARES       AMOUNT
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
BALANCE, September
  30, 1994..........      91,023    $     904        9,781    $     286    $   2,786    $  69,963         (505)   $  (2,922)

Net Earnings........                                                                        6,144
Dividends paid to
  shareholders......                                                                       (7,446)
Distributions to
  selling
  shareholders......                                                                       (1,087)
Income tax
  distributions paid
  to shareholders...                                                                       (3,909)
Repayment of notes
  receivable from
  shareholders......                                                                                                    (67)
Translation
  adjustment........
                      -----------       -----        -----        -----   -----------  -----------         ---   -----------
BALANCE, September
  30, 1995..........      91,023          904        9,781          286        2,786       63,665         (505)      (2,989)

Net earnings........                                                                       40,127
Dividends paid to
  shareholders......                                                                      (22,275)
Distributions to
  selling
  shareholders......                                                                       (6,365)
Issuance of shares
  of stock from
  treasury stock at
  average cost......                                                                                        50          350
Repayment of notes
  receivable from
  shareholders......
Translation
  adjustment........
                      -----------       -----        -----        -----   -----------  -----------         ---   -----------
BALANCE, September
  30, 1996..........      91,023          904        9,781          286        2,786       75,152         (455)      (2,639)

Net earnings........                                                                       47,737
Dividends paid to
  shareholders......                                                                      (25,504)
Distributions to
  selling
  shareholders......                                                                       (5,704)
Income tax
  distributions paid
  to shareholders...                                                                       (1,492)
Repayment of notes
  receivable from
  shareholders......
Translation
  adjustment........
                      -----------       -----        -----        -----   -----------  -----------         ---   -----------
BALANCE, September
  30, 1997..........      91,023    $     904        9,781    $     286    $   2,786    $  90,189         (455)   $  (2,639)
                      -----------       -----        -----        -----   -----------  -----------         ---   -----------
                      -----------       -----        -----        -----   -----------  -----------         ---   -----------

                          NOTES
                       RECEIVABLE      CUMULATIVE         TOTAL
                      FROM SELLING     TRANSLATION    SHAREHOLDERS'
                      SHAREHOLDERS     ADJUSTMENTS       EQUITY
                      -------------  ---------------  -------------
BALANCE, September
  30, 1994..........    $  (1,198)      $     161       $  69,980
Net Earnings........                                        6,144
Dividends paid to
  shareholders......                                       (7,446)
Distributions to
  selling
  shareholders......                                       (1,087)
Income tax
  distributions paid
  to shareholders...                                       (3,909)
Repayment of notes
  receivable from
  shareholders......          427                             360
Translation
  adjustment........                          354             354
                      -------------         -----     -------------
BALANCE, September
  30, 1995..........         (771)            515          64,396
Net earnings........                                       40,127
Dividends paid to
  shareholders......                                      (22,275)
Distributions to
  selling
  shareholders......                                       (6,365)
Issuance of shares
  of stock from
  treasury stock at
  average cost......         (324)                             26
Repayment of notes
  receivable from
  shareholders......          689                             689
Translation
  adjustment........                         (349)           (349)
                      -------------         -----     -------------
BALANCE, September
  30, 1996..........         (406)            166          76,249
Net earnings........                                       47,737
Dividends paid to
  shareholders......                                      (25,504)
Distributions to
  selling
  shareholders......                                       (5,704)
Income tax
  distributions paid
  to shareholders...                                       (1,492)
Repayment of notes
  receivable from
  shareholders......          322                             322
Translation
  adjustment........                         (607)           (607)
                      -------------         -----     -------------
BALANCE, September
  30, 1997..........    $     (84)      $    (441)      $  91,001
                      -------------         -----     -------------
                      -------------         -----     -------------

    The accompanying notes are an integral part of these combined financial statements.

                                AIMCOR ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                                                   1997        1996        1995
                                                                                 ---------  ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.................................................................  $  47,737  $   40,127  $    6,144
  Adjustments to reconcile net earnings to net cash provided from operating activities--
      Depreciation and amortization............................................      4,801       3,231       3,094
      Minority interest expense (income).......................................        425         (60)         56
      Equity in earnings of unconsolidated affiliates..........................     (2,292)
      Exchange rate (gain) loss................................................       (607)       (349)        353
      Loss associated with write-offs of AIMCOR Formed Products Production
        Corporation assets                                                                                  20,284
      (Increase) decrease in receivables.......................................     (3,501)     16,670     (10,065)
      (Increase) decrease in inventories.......................................     (7,903)    (18,673)     13,628
      (Increase) decrease in prepaid expenses..................................       (399)        180        (180)
      Increase (decrease) in accounts payable..................................     (5,400)     (1,390)      7,804
      Increase (decrease) in other current liabilities.........................     (4,530)      3,258      (4,693)
      Increase (decrease) in other noncurrent liabilities......................     (1,435)        385      (3,793)
                                                                                 ---------  ----------  ----------
      NET CASH PROVIDED FROM OPERATING
        ACTIVITIES.............................................................     26,896      43,379      32,632
                                                                                 ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.........................................................     (3,797)    (13,401)    (14,080)
  Purchases of marketable securities...........................................                               (580)
  Proceeds from sales of marketable securities.................................                  2,150      18,237
  Repayment of notes receivable from shareholders..............................                  2,065
  (Increase) decrease in other assets..........................................     (1,445)      1,740      (3,575)
                                                                                 ---------  ----------  ----------
      NET CASH (USED IN) PROVIDED FROM INVESTING ACTIVITIES....................  $  (5,242) $   (7,446) $        2
                                                                                 ---------  ----------  ----------

    The accompanying notes are an integral part of these combined financial statements.

                                AIMCOR ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of industrial revenue bonds.....................................  $      (850) $      (850) $      (850)
 Bank borrowings...........................................................        1,990
 Net (payments) borrowings from short term bank credits....................         (465)         353          241
 Income tax distributions paid to shareholders.............................       (1,492)                  (11,509)
 Dividends paid to shareholders............................................      (25,504)     (22,275)      (7,446)
 Distributions to selling shareholders.....................................       (5,704)      (6,365)      (1,087)
 Repayment of notes receivable from shareholders
   for common stock........................................................          322          689          360
 (Payments) proceeds of shareholder notes payable..........................       (2,145)        (368)         572
 Proceeds from issuance of treasury stock..................................                        26
                                                                             -----------  -----------  -----------
      NET CASH USED IN FINANCING ACTIVITIES................................      (33,848)     (28,790)     (19,719)
                                                                             -----------  -----------  -----------
 Increase (decrease) in cash and cash equivalents..........................      (12,194)       7,143       12,915
 Cash and cash equivalents at beginning of period..........................       32,439       25,296       12,381
                                                                             -----------  -----------  -----------
 Cash and cash equivalents at end of period................................  $    20,245  $    32,439  $    25,296
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION:...................................................
 Interest received.........................................................  $     1,141  $     1,048  $     2,400
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
 Interest paid.............................................................  $     3,994  $     3,767  $     3,552
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
 Income taxes paid.........................................................  $     1,119  $       986  $     2,477
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                  The accompanying notes are an integral part
                    of these combined financial statements.

                                AIMCOR ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

    Applied Industrial Materials Corporations ("AIMCOR"), a Delaware corporation, is a major international, broad-range supplier of raw and processed petroleum coke and provides related services encompassing marketing, distribution, port operations and in-plant services, as well as processing and manufacturing of specialty products. The Company (as defined below) serves customers in the petroleum, steel, aluminum, cement, utility and consumer markets. Purchases of petroleum coke are made through both long-term contracts with oil refineries and spot purchases. Certain sales of petroleum coke are made through long-term sales affiliations. Purchase and sales contracts generally provide for periodic adjustments to product pricing commensurate with world market pricing. The Company also manufactures and markets a variety of ferroalloys, metals, minerals and specialty materials for use in the steel manufacturing industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--

    The combined financial statements consist of the accounts of AIMCOR, AIMCOR Enterprises International, Inc. ("Enterprises"), AIMCOR Mannheim GmbH ("AIMCOR Germany") and AIMCOR Luxembourg, S.A. ("AIMCOR Luxembourg") (collectively, the "AIMCOR Entities" or the "Company").

    Pursuant to a stock purchase agreement dated as of September 19, 1997 (the "Agreement"), on October 15, 1997, Walter Industries, Inc. ("Walter") acquired all of the ownership interests in the Company for approximately $410,000. The final purchase price to be paid is subject to certain adjustments as set forth in the Agreement. Prior to the consummation of the sale, certain shareholders of AIMCOR purchased all of the outstanding stock of AIMCOR Consumer Products LLC, an absorbent clay products business, and certain other assets as specified in the Agreement. See Note 10 for further discussion.

    The accompanying combined financial statements consist of the AIMCOR Entities exclusive of AIMCOR's Consumer Products business and certain other assets which were excluded from the transaction in accordance with the Agreement, all of which were previously owned by AIMCOR. The accompanying financial statements also exclude certain related party notes receivable and accrued interest totaling approximately $4 million which were satisfied concurrent with the closing of the transaction. Income and expense items related to the excluded assets have also been excluded in the presentation of the results of operations and cash flows of the Company as if it had been an independent reporting entity for all periods presented. The allocations and estimates utilized in the reporting of the Company's results of operations are based on assumptions that the Company's management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Company had operated as a separate entity.

    PRINCIPLES OF COMBINATION--

    The combined financial statements include the accounts of the AIMCOR Entities. All significant intercompany accounts and transactions have been eliminated.

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS--

    The functional currency for combined foreign operations is primarily the United States dollar. Net transaction gains and losses are reflected in earnings and amounted to net gains of $1,025 and net losses of ($126) and ($1,902) for the years ended September 30, 1997, 1996 and 1995, respectively. Such amounts are included in miscellaneous income (expense) in the accompanying Combined Statements of Earnings. The assets and liabilities of foreign operations are translated at the exchange rates prevailing at the date of the balance sheets with the related translation gain or loss reflected as a separate component of Shareholders' Equity. Foreign currency denominated revenue and expenses are translated at the prior month average exchange rates.

    CASH AND CASH EQUIVALENTS--

    Cash equivalents include time deposits with commercial banking institutions and investments in commercial paper having original maturities of three months or less.

    INVENTORIES--

    The majority of the Company's inventories (approximately 68% in 1997 and 79% in 1996) are valued using the last-in, first-out (LIFO) method and are stated at the lower of cost or market. The remaining inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

    Inventories as of September 30, 1997 and 1996 are as follows:

                                                                            1997       1996
                                                                          ---------  ---------
Finished goods..........................................................  $  68,441  $  64,874
Raw materials and in-process............................................      3,872      1,843
Production materials, supplies and other................................      1,624      1,237
                                                                          ---------  ---------
                                                                             73,937     67,954
Excess of LIFO cost over FIFO cost......................................      2,599        679
                                                                          ---------  ---------
                                                                          $  76,536  $  68,633
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Company recorded an aggregate LIFO (benefit) expense of ($1,920), $3,445 and $6,600 for the years ended September 30, 1997, 1996 and 1995, respectively.

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT--

    Property, plant and equipment is recorded at historical cost. Depreciation is provided using the straight-line method over the estimated useful lives, ranging from 3 to 31 years. Property, plant and equipment as of September 30, 1997 and 1996 are as follows:

                                                                           1997        1996
                                                                        ----------  ----------
Land..................................................................  $      300  $      301
Buildings and structures..............................................      31,064      30,414
Machinery and equipment...............................................      73,480      67,847
Construction in progress..............................................         248       4,057
                                                                        ----------  ----------
                                                                           105,092     102,619
Accumulated depreciation, depletion and amortization..................     (62,901)    (59,535)
                                                                        ----------  ----------
Net property, plant and equipment.....................................  $   42,191  $   43,084
                                                                        ----------  ----------
                                                                        ----------  ----------

    Effective October 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This statement establishes standards for the evaluation of potential impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Accordingly, the Company reviews its long-lived assets for such impairments on an ongoing basis. No impairments of long-lived assets were recognized in the current or prior year.

    OTHER ASSETS--

    Other assets are comprised primarily of investments, deposits and deferred financing costs. The deferred financing costs are amortized utilizing the straight-line method over the term of the corresponding debt (see Note 5).

    INCOME TAXES--

    AIMCOR is an S-Corporation under the provisions of the Internal Revenue Code for its U.S. entities and, as such, income tax liabilities were passed through to shareholders. The operations of AIMCOR Germany and AIMCOR Luxembourg are subject to income taxes in their respective countries. It has been the Company's practice to declare and pay dividends to cover shareholder tax liabilities associated with income earned by the Company.

3. FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

    As part of its daily cash management activities, the Company routinely invests in overnight time deposits which are generally not collateralized. As of September 30, 1997 and 1996, the Company had invested approximately $246 and $20,314 in unsecured time deposits with a foreign branch of a U.S. financial institution. From time to time the Company also invests in high quality investment grade commercial paper. Commercial paper investments totaled $9,979 as of September 30, 1996. No such investments were held at September 30, 1997.

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

3. FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)
    The Company's financial instruments consist of cash and cash equivalents, notes receivable, notes payable and long-term debt. The carrying values of the Company's cash and cash equivalents approximate fair market values due to the nature of the investments and their relatively short maturities. The fair market values of the Company's notes receivable, notes payable and long-term debt are estimated based on current investment borrowing rates for similar instruments as of September 30, 1997 and 1996, and approximate their carrying values.

    The Company routinely extends credit to its customers in the normal course of business. The requirements for collateral or other security interests is generally not practiced within the industries in which the Company operates. To minimize the credit risk associated with its receivables, the Company routinely evaluates the credit worthiness of its customers. As of September 30, 1997, management does not believe that significant credit risk exists.

    The Company's customer base consists primarily of large commercial enterprises located throughout Europe, Asia and the Americas. Due to the diversity of the Company's customer base, management does not believe that significant concentrations of credit risk exist as of September 30, 1997. Transactions resulting in the creation or settlement of financial instruments are typically denominated in U.S. dollars and are thus not generally subject to off-balance sheet currency fluctuation risks.

4. TRANSACTIONS WITH SELLING SHAREHOLDERS AND AFFILIATED COMPANIES

    Prior to the election of S-Corporation status, AIMCOR sold its interest in certain subsidiaries to its shareholders and partnerships (the "Partnerships") owned by the shareholders of the Company in exchange for interest-bearing notes receivable. The shareholders and Partnerships acquired 100% of AIMCOR Luxembourg and 100% of AIMCOR Germany. The purchase price was based on an appraisal of the businesses and, in the opinion of management, approximated their fair market values at date of sale. The total purchase price was $12,114.

    The notes receivable remaining from the Partnerships of $9,164 at September 30, 1997 and 1996 are one-year notes which accrue interest at the prime rate. These notes are automatically renewable at July 1 of each year. Interest income associated with these notes totaled $811 and $844 for the years ended September 30, 1997 and 1996, respectively. In conjunction with the sale of the stock of the Company, these notes and the related interest receivable were collected subsequent to year end (see Note 2).

5. LONG-TERM DEBT

    In February 1996, AIMCOR completed an unsecured Amended and Restated Credit Agreement which replaced the existing Revolving Credit Agreement. Under the terms of the new agreement, AIMCOR may borrow up to $50,000 at rates equal to the prime commercial rate less 1/4% or LIBOR plus 1/2%, depending on the nature of the loan. Annual facility fees, not to exceed 1/4% of the maximum commitment amount, are payable on a quarterly basis. The maturity dates of the loans vary based upon the nature of the loans and have a final maturity of April 30, 1999. Borrowings outstanding under the Amended and Restated Credit Agreement were $1,990 as of September 30, 1997. Letters of credit outstanding under these agreements totaled $2,396 and $5,412 as of September 30, 1997 and 1996, respectively. Subsequent to year end, all amounts outstanding under the Amended and Restated Credit

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

5. LONG-TERM DEBT (CONTINUED)
Agreement including related accrued interest were repaid and the Amended and Restated Credit Agreement was terminated in conjunction with the sale of the Company's stock (see Note 2).

    During 1994, AIMCOR issued $45,000 of unsecured long-term notes payable to a group of investors through the private market. The proceeds of the notes were used to repay the balance outstanding under the Revolving Credit Agreement, with the excess invested in marketable securities. The notes vary in notional value ranging from $1,000 to $20,000 per investor and accrue interest at the rate of 6.51% per annum. Interest expense associated with these notes totaled $2,930 for the years ended September 30, 1997 and 1996. Interest on the outstanding notes is payable semi-annually. Principal on the notes is payable in six equal annual installments commencing in the year 1999. Fees of $252 incurred in connection with the debt offering were capitalized and are being amortized over the life of the notes. In conjunction with the sale of the AIMCOR stock, the long-term notes payable and related accrued interest were repaid subsequent to year end (see
Note 2).

    AIMCOR has $3,400 and $4,250 of Industrial Development and Pollution Control Revenue Bonds outstanding as of September 30, 1997 and 1996, respectively, collateralized by AIMCOR's raw materials inventory. The bonds accrue interest at the rate of 7.75% per annum, and require annual sinking fund payments of $850 through 2001. The bonds are currently subject to redemption, at AIMCOR's option, at 100% of the outstanding principal balance. In connection with the bonds, AIMCOR is required to maintain specified financial ratios. AIMCOR was in compliance with these covenants at September 30, 1997.

6. EMPLOYEE BENEFIT PLANS

    The AIMCOR Entities have defined benefit pension plans covering substantially all domestic and foreign employees. Total pension expense for the years ended September 30, 1997, 1996 and 1995, was $244, $339 and $326,
respectively. The funding of retirement and employee benefit plans is in accordance with applicable country requirements of the plans and for the U.S. plans, is in an amount sufficient to satisfy the "Minimum Funding Standards" of the Employment Retirement Income Security Act of 1974 ("ERISA"). Plan assets are invested in debt and equity securities and money market funds.

    The net pension costs for the Company plans are as follows:

                                                                            FOR THE YEARS ENDED
                                                                               SEPTEMBER 30,
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
                                                                              (IN THOUSANDS)
Service cost-benefits earned during the period......................  $     143  $     219  $     203
Interest cost on projected benefit obligation.......................        296        300        291
Actual return on assets.............................................       (603)      (217)      (266)
Net amortization and deferral.......................................        408         37         98
                                                                      ---------  ---------  ---------
    Net pension costs...............................................  $     244  $     339  $     326
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

6. EMPLOYEE BENEFIT PLANS (CONTINUED)

                                          SEPTEMBER 30, 1997           SEPTEMBER 30, 1996
                                      ---------------------------  ---------------------------
                                            PLANS IN WHICH               PLANS IN WHICH
                                      ---------------------------  ---------------------------
                                                     ACCUMULATED                  ACCUMULATED
                                      ASSETS EXCEED    BENEFITS    ASSETS EXCEED    BENEFITS
                                       ACCUMULATED      EXCEED      ACCUMULATED      EXCEED
                                        BENEFITS        ASSETS       BENEFITS        ASSETS
                                      -------------  ------------  -------------  ------------
                                                           (IN THOUSANDS)
Actuarial present value of
  accumulated benefit obligations:
    Vested benefits.................    $   2,187     $    2,381     $   2,124     $    2,454
    Non-vested benefits.............           98            368            86            486
                                           ------    ------------       ------    ------------
                                        $   2,285     $    2,749     $   2,210     $    2,940
                                           ------    ------------       ------    ------------
                                           ------    ------------       ------    ------------
Plan assets at fair value, primarily
  stocks and bonds..................    $   2,997     $        0     $   2,487     $        0
Projected benefit obligations.......        2,285          3,324         2,210          3,620
                                           ------    ------------       ------    ------------
Plan assets in excess of (less than)
  projected benefit obligations.....          712         (3,324)          277         (3,620)
Unrecognized net (loss) gain from
  actual experience different from
  that assumed......................         (746)            25          (298)            57
Prior service cost not recognized...          151         --               157         --
Contribution to plans after
  measurement date..................       --             --            --             --
                                           ------    ------------       ------    ------------
Prepaid (accrued) pensions cost.....          117         (3,299)          136         (3,563)
Additional liability................       --             --            --             --
                                           ------    ------------       ------    ------------
Prepaid pension cost (pension
  liability) recognized in the
  balance sheet.....................    $     117     $   (3,299)    $     136     $   (3,563)
                                           ------    ------------       ------    ------------
                                           ------    ------------       ------    ------------

    The projected benefit obligations were determined using an assumed weighted average discount rate of 7.1% for the Company's domestic and foreign plans for 1997, 1996 and 1995. The assumed long-term rate of return on plan assets was 8.0% for 1997, 1996 and 1995.

    The Company has a defined contribution retirement plan covering substantially all domestic salaried employees. Retirement fund contributions are determined at the sole discretion of the Board of Directors and totaled $409, $396 and $413 for the years ended September 30, 1997, 1996 and 1995, respectively.

7. GAIN/(LOSS) ASSOCIATED WITH AIMCOR FORMED PRODUCTS PRODUCTION CORPORATION

    Beginning in 1990, AIMCOR made a series of loans to AIMCOR Formed Products Production Corporation ("AFPPC") under subordinated note agreements. The balance receivable on these notes, including accrued interest, totaled $15,606 at September 30, 1995. After an extended start-up period and extensive downtime for a series of plant modifications, AFPPC's Rotterdam manufacturing facility commenced full operations in 1994. On August 10, 1995, AFPPC decided to close the Rotterdam

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

7. GAIN/(LOSS) ASSOCIATED WITH AIMCOR FORMED PRODUCTS PRODUCTION CORPORATION (CONTINUED) manufacturing facility due to unacceptable operating results. On August 14, 1995, AFPPC filed for bankruptcy in the Netherlands. As of September 30, 1995, AIMCOR wrote off its AFPPC notes and related accrued interest receivable, trade receivables and other impaired assets. Losses recorded to other income (expense) in 1995 as a result of these write-offs were $20,284. Additionally, $668, $(669) and $(3,861) in gains (losses) were included in the gain (loss) associated with AFPPC for the years ended September 30, 1997, 1996 and 1995, respectively.

    Due to the losses incurred during 1995 from the unacceptable operating results, AIMCOR commenced litigation with the manufacturer of the production facilities for non-performance. This litigation was settled through arbitration during 1997 resulting in a favorable settlement to AIMCOR of $4,468 which is reflected in the gain (loss) associated with AFPPC. The entire settlement was collected as of September 30, 1997.

8. OPERATING LEASES

    The Company has various land, building, and equipment leases expiring at various dates through the year 2013. Aggregate rent expense for the Company's various operating leases totaled $4,231, $4,020 and $3,983 for the years ended September 30, 1997, 1996 and 1995, respectively. Future minimum lease payments under existing operating leases in place as of September 30, 1997 are as follows:

FISCAL YEAR
---------------------------------------------------------------
1998...........................................................  $   2,640
1999...........................................................      2,137
2000...........................................................      1,918
2001...........................................................      1,595
2002...........................................................      1,415
Thereafter.....................................................      4,476
                                                                 ---------
                                                                 $  14,181
                                                                 ---------
                                                                 ---------

    Certain leases have options which allow the Company to purchase the leased equipment at fair market value at the end of the lease term. The underlying assets of these leases may be sold at the Company's option, the proceeds of which may be used to reduce the minimum payments required under the terms of the respective lease.

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

9. SEGMENT INFORMATION

    Information relating to the Company's business segments, foreign operations and export sales are as follows:

    BUSINESS SEGMENTS--

                                                              1997        1996        1995
                                                           ----------  ----------  ----------
Net Sales:
  Carbon.................................................  $  367,289  $  389,295  $  317,709
  Metals.................................................      76,494      74,030      72,668
                                                           ----------  ----------  ----------
    Combined net sales...................................  $  443,783  $  463,325  $  390,377
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Earnings before provision for income taxes:
  Carbon.................................................  $   44,973  $   37,445  $   18,761
  Metals.................................................      11,565      10,030      12,210
  Unallocated Corporate interest and other expense.......      (6,914)     (6,221)    (23,277)
                                                           ----------  ----------  ----------
    Earnings before provision for income taxes:..........  $   49,624  $   41,254  $    7,694
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Depreciation and Amortization:
  Carbon.................................................  $    3,035  $    1,551  $    1,404
  Metals.................................................       1,766       1,680       1,690
                                                           ----------  ----------  ----------
    Total................................................  $    4,801  $    3,231  $    3,094
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Gross Capital Expenditures:
  Carbon.................................................  $    2,790  $   10,628  $   13,051
  Metals.................................................       1,007       2,773       1,029
                                                           ----------  ----------  ----------
    Total................................................  $    3,797  $   13,401  $   14,080
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Identifiable Assets:
  Carbon.................................................  $  154,023  $  135,930  $  125,743
  Metals.................................................      41,862      30,718      29,358
  Corporate..............................................       9,526      36,421      34,387
                                                           ----------  ----------  ----------
    Total................................................  $  205,411  $  203,069  $  189,488
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                                AIMCOR ENTITIES

                             (DOLLARS IN THOUSANDS)

9. SEGMENT INFORMATION (CONTINUED)
    FOREIGN OPERATIONS--

                                                              1997        1996        1995
                                                           ----------  ----------  ----------

Sales to Unaffiliated Customers
  United States..........................................  $  291,958  $  309,441  $  248,244
  Europe.................................................     151,825     153,884     142,133
Transfers between geographic areas.......................     114,415     116,298     108,651
Eliminations.............................................    (114,415)   (116,298)   (108,651)
                                                           ----------  ----------  ----------
    Combined.............................................  $  443,783  $  463,325  $  390,377
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

Earnings before provision for income taxes:
  United States..........................................  $   54,690  $   45,943  $   30,271
  Europe.................................................       1,848       1,532         700
  Unallocated Corporate interest and other expenses......      (6,914)     (6,221)    (23,277)
                                                           ----------  ----------  ----------
    Combined.............................................  $   49,624  $   41,254  $    7,694
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

Identifiable Assets
  United States..........................................  $  166,312  $  174,587  $  165,695
  Europe.................................................      39,099      28,482      23,793
                                                           ----------  ----------  ----------
    Combined.............................................  $  205,411  $  203,069  $  189,488
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

Export Sales (a)--

  Europe.................................................  $  178,200  $  184,829  $  187,499
  Asia...................................................      84,641     103,140      76,871
  Other..................................................      48,137      53,689      36,113
                                                           ----------  ----------  ----------
    Total................................................  $  310,978  $  341,658  $  300,483
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

------------------------

(a) Export sales to Asia reflect sales made and shipped from the Company's West Coast domestic operations. Export sales to Europe include sales from the European operations in addition to sales originating from the Company's domestic operations.

10. SUBSEQUENT EVENT

    In October, 1997 the shareholders of the Company sold all of the outstanding stock of the Company and certain other investments owned by the shareholders to Walter Industries, Inc. for approximately $410,000, subject to certain adjustments. In conjunction with the stock sale, the shareholders of the Company were required to make certain guarantees and representations that are secured via escrowed funds totaling $33,750, which expire at various dates ranging between two and 72 months from the date of closing.

    Prior to the consummation of this sale, certain shareholders purchased all of the outstanding stock of AIMCOR Consumer Products LLC, AIMCOR's absorbent clay products business, and certain other assets in exchange for notes payable. In connection with the closing, all notes receivable and related interest due from shareholders were collected in full, and all notes payable and amounts due under the Amended and Restated Credit Agreement were repaid (see Notes 2 and 5).

                            WALTER INDUSTRIES, INC.

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL INFORMATION

    The following unaudited pro forma condensed financial information for the year ended May 31, 1997 and the three months ended August 31, 1997 has been prepared to reflect the financial position of Walter Industries, Inc. (the "Company") as if the acquisition of Applied Industrial Materials Corporation ("AIMCOR") in October 1997 had occurred effective June 1, 1996 (with respect to the year ended May 31, 1997) and June 1, 1997 (with respect to the three months ended August 31, 1997).

                               AIMCOR ACQUISITION

    The acquisition was treated as a purchase for financial reporting purposes. Pursuant to a Stock Purchase Agreement dated as of September 19, 1997 (the "Agreement"), on October 15, 1997, the Company acquired all of the ownership interests in AIMCOR for approximately $410,000 in cash and incurred approximately $5 million in direct acquisition costs. The purchase price was determined through arms-length negotiations between the parties. The final purchase price to be paid is subject to certain adjustments as set forth in the Agreement.

    The unaudited pro forma condensed financial statements are derived, in part, from historical financial statements and should be read in conjunction with those financial statements and the notes thereto. The unaudited pro forma condensed financial statements are not necessarily indicative of the results that would have occurred if the transaction had occurred on the dates indicated or the expected financial position or results of operations in the future. The unaudited pro forma condensed statements of operations should be read in conjunction with the separate historical financial statements of Walter Industries, Inc. and AIMCOR filed herewith and in conjunction with the related assumptions and notes to these unaudited pro forma condensed financial statements.

                            WALTER INDUSTRIES, INC.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                             AS OF AUGUST 31, 1997

                                                                HISTORICAL
                                                         ------------------------
                                                            WALTER
                                                          INDUSTRIES     AIMCOR     PRO FORMA
(IN THOUSANDS)                                             8/31/97      9/30/97    ADJUSTMENTS   PRO FORMA
                                                         ------------  ----------  -----------  ------------
                        ASSETS
Cash and cash equivalents..............................  $     27,719  $   20,245   $(401,520)(a) $     29,682
                                                                                      685,000(b)
                                                                                     (260,601)(c)
                                                                                       (6,176)(d)
                                                                                      (45,298)(f)
                                                                                       10,313(g)
Short-term investments, restricted.....................       205,169      --                        205,169
Marketable securities..................................        38,588      --                         38,588
Instalment notes receivable, net.......................     1,335,944      --                      1,335,944
Trade and other receivables, net.......................       191,460      47,149                    238,609
Notes receivable.......................................       --           10,313     (10,313)(g)      --
Inventories............................................       184,124      76,536      (2,599)(a)      258,061
Prepaid expenses.......................................         9,161       1,569                     10,730
Property, plant and equipment, net.....................       570,534      42,191      32,000(a)      644,725
Excess of purchase price over net assets acquired......       267,407      --         301,413(a)      568,820
Deferred income taxes..................................        97,126      --                         97,126
Unamortized debt expense...............................        33,161      --           6,176(d)       35,192
                                                                                       (4,145)(e)

Investments and other assets...........................        46,925       7,408                     54,333
                                                         ------------  ----------  -----------  ------------
                                                         $  3,007,318  $  205,411   $ 304,250   $  3,516,979
                                                         ------------  ----------  -----------  ------------
                                                         ------------  ----------  -----------  ------------

         LIABILITIES AND STOCKHOLDER'S EQUITY

Bank overdrafts........................................  $     23,777  $       --               $     23,777
Accounts payable.......................................        71,412      44,912                    116,324
Accrued liabilities....................................       113,035      12,699   $  13,480(a)      147,229
                                                                                        8,015(a)
Income taxes payable...................................        59,345      --          (1,451)(e)       57,894
Long-term senior debt:
  Mortgage-backed/asset backed notes...................     1,820,464      --                      1,820,464
  Other senior debt....................................       261,243      50,519     685,000(b)      692,271
                                                                                     (259,193)(c)
                                                                                      (45,298)(f)
Accrued interest.......................................        26,345      --          (1,408)(c)       24,937
Accumulated postretirement health benefits obligation..       272,454      --                        272,454
Other long-term liabilities............................        47,247       4,707      (1,200)(a)       50,754
Minority interest......................................       --            1,573                      1,573
Equity (net assets)....................................       311,996      91,001     (91,001)(a)      309,302
                                                                                       (2,694)(e)
                                                         ------------  ----------  -----------  ------------
                                                         $  3,007,318  $  205,411   $ 304,250   $  3,516,979
                                                         ------------  ----------  -----------  ------------
                                                         ------------  ----------  -----------  ------------

            See Notes to Unaudited Pro Forma Condensed Balance Sheet

                            WALTER INDUSTRIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                                 BALANCE SHEET

The accompanying pro forma condensed balance sheet as of August 31, 1997 has been prepared to reflect the acquisition of AIMCOR as if it had occurred on the balance sheet date.

Balance Sheet Adjustments. The following pro forma adjustments were made to the historical balance sheets:

(a) To reflect purchase accounting adjustments, including the carrying value of inventories and property, plant and equipment to estimated fair market value, for the allocation of purchase price and to reflect the use of cash by Walter Industries, Inc. to consummate the transaction.

(b) To record borrowings under the Company's new credit facilities to finance the acquisition and repay the Company's former bank credit facilities.

(c) To reflect repayment of the Company's former credit facilities and related accrued interest.

(d) To record costs incurred in connection with the issuance of debt under the Company's new credit facilities.

(e) To reflect the write-off of unamortized debt issuance costs associated with the Company's former bank credit facilities.

(f) To record repayment of AIMCOR debt assumed in the acquisition.

(g) To record collection of notes receivable from previous owners received at closing of the AIMCOR transaction.

                            WALTER INDUSTRIES, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED MAY 31, 1997

                                                           HISTORICAL
                                                       YEAR ENDED 5/31/97
                                                    -------------------------
                                                       WALTER                     PRO FORMA
(IN THOUSANDS)                                       INDUSTRIES      AIMCOR      ADJUSTMENTS      PRO FORMA
                                                    -------------  ----------  ---------------  -------------
Net sales and revenues............................   $ 1,507,061   $  440,700                    $ 1,947,761
Cost and expenses:
  Cost of sales...................................       980,235      367,771                      1,348,006
  Selling, general and administrative.............       242,567       33,194    $     3,200(b)      278,961
  Interest and amortization of debt expense.......       179,291        3,744         44,913(c)      199,403
                                                                                     (28,487)(d)
                                                                                       1,029(e)
                                                                                      (1,087)(f)
  Amortization of excess of purchase price over
    net assets acquired...........................        34,870       --              8,612(a)       43,482
                                                    -------------  ----------  ---------------  -------------
                                                       1,436,963      404,709         28,180       1,869,852
                                                    -------------  ----------  ---------------  -------------
                                                          70,098       35,991        (28,180)         77,909
Income tax expense................................       (32,981)      (1,212)         9,863(g)      (35,715)
                                                                                     (11,385)(h)
                                                    -------------  ----------  ---------------  -------------
Income before extraordinary item..................        37,117       34,779        (29,702)         42,194
Extraordinary item--loss on early extinguishment
  of debt, net of income tax benefit..............       --            --             (2,863)(f)       (2,863)
                                                    -------------  ----------  ---------------  -------------
Net income........................................   $    37,117   $   34,779    $   (32,565)    $    39,331
                                                    -------------  ----------  ---------------  -------------
                                                    -------------  ----------  ---------------  -------------
Net income per share:
  Income before extraordinary item................   $       .67                                 $       .76
  Extraordinary item..............................       --                                             (.05)
                                                    -------------                               -------------
    Net income....................................   $       .67                                 $       .71
                                                    -------------                               -------------
                                                    -------------                               -------------

       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            WALTER INDUSTRIES, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED AUGUST 31, 1997
                                 (IN THOUSANDS)

                                                            HISTORICAL
                                                   ----------------------------
                                                      WALTER
                                                    INDUSTRIES       AIMCOR
                                                   THREE MONTHS   THREE MONTHS      PRO FORMA
                                                   ENDED 8/31/97  ENDED 9/30/97    ADJUSTMENTS      PRO FORMA
                                                   -------------  -------------  ---------------  -------------
Net sales and revenues...........................   $   399,333    $   124,968                     $   524,301
Cost and expenses:
  Cost of sales..................................       260,483        100,411                         360,894
  Selling, general and administrative............        58,563          9,639     $       800(b)       69,002
  Interest and amortization of debt expense......        44,863          1,042          11,617(c)       51,526
                                                                                        (5,995)(d)
                                                                                           257(e)
                                                                                          (258)(f)
Amortization of excess of purchase price over net
  assets acquired................................         8,416        --                2,153(a)       10,569
                                                   -------------  -------------  ---------------  -------------
                                                        372,325        111,092           8,574         491,991
                                                   -------------  -------------  ---------------  -------------
                                                         27,008         13,876          (8,574)         32,310
  Income tax expense.............................       (12,943)          (365)          3,001(g)      (14,799)
                                                                                        (4,492)(h)
                                                   -------------  -------------  ---------------  -------------
Income before extraordinary item.................        14,065         13,511         (10,065)         17,511
Extraordinary item--loss on early extinguishment
  of debt, net of
  income tax benefit.............................       --             --               (2,694)(f)       (2,694)
                                                   -------------  -------------  ---------------  -------------
Net income.......................................   $    14,065    $    13,511     $   (12,759)    $    14,817
                                                   -------------  -------------  ---------------  -------------
                                                   -------------  -------------  ---------------  -------------
Net income per share:
  Income before extraordinary item...............   $       .26                                    $       .32
  Extraordinary item.............................       --                                                (.05)
                                                   -------------                                  -------------
Net income.......................................   $       .26                                    $       .27
                                                   -------------                                  -------------
                                                   -------------                                  -------------

       See Notes to Unaudited Pro Forma Condensed Statement of Operations

                            WALTER INDUSTRIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                            STATEMENTS OF OPERATIONS

    The accompanying pro forma condensed statements of operations for the year ended May 31, 1997 and the three months ended August 31, 1997, have been prepared to reflect the operations of the company as if the acquisition of AIMCOR had occurred June 1, 1996 (with respect to the year ended May 31, 1997) and June 1, 1997 (with respect to the three months ended August 31, 1997).

    Statements of Operations Adjustments. The following pro forma adjustments were made to the historical statements of the Company.

    (a) This adjustment reflects increase in amortization expense related to the goodwill recorded under the purchase method of accounting of $8,612 and $2,153 for the year ended May 31, 1997 and the three months ended August 31, 1997, respectively.

    (b) To adjust for changes in depreciation expense for the related periods associated with the write-up of property, plant and equipment as a result of applying the purchase method of accounting.

    (c) To record the interest expense related to the Company's new bank credit facilities which were used to fund the AIMCOR acquisition and retire existing bank debt. A .125% change in the Company's interest rate would have an $856 and $215 effect on interest expense for the year ended May 31, 1997 and for the three months ended August 31, 1997, respectively.

    (d) Interest expenses incurred under the Company's former credit facilities ($25,557 for year ended May 31, 1997 and $5,263 for three months ended August 31, 1997) and AIMCOR debt ($2,930 for year ended May 31, 1997 and $732 for three months) which would not have been incurred if the new bank credit facilities were in place have been eliminated.

    (e) To record the amortization of debt issuance costs incurred in connection with the Company's new credit facilities.

    (f) Amortization of debt issuance costs and the write-off of debt issuance costs, net of income tax benefit, related to the Company's former credit facilities have been eliminated.

    (g) The provision for income taxes has been adjusted at the applicable statutory rate to give effect to the pro forma adjustments described above.

    (h) The provision for income taxes has been increased to reflect an effective tax rate of 35% on AIMCOR's historical results of operations which would have been incurred as part of the consolidated group.